As filed with the Securities and Exchange Commission on January 22, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ALTIRIS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	87-0616516
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

588 West 400 South
Lindon, UT 84042
(Address of principal executive offices)

2002 Stock Plan
2002 Employee Stock Purchase Plan
(Full title of the plans)

Gregory S. Butterfield
President and Chief Executive Officer
Altiris, Inc.
588 West 400 South
Lindon, UT 84042
(Name and address of agent for service)

(801) 805-2400
(Telephone number, including area code, of agent for service)

Copies to:
Robert G. O’Connor, Esq.
Shawn J. Lindquist, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
2795 E. Cottonwood Parkway, Suite 300
Salt Lake City, UT 84121
(801) 993-6400

CALCULATION REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, $0.0001 par value, available for issuance under the 2002 Stock Plan	613,809	$13.82(1)	$8,482,840.38	(1)	$780.42

Common Stock, $.001 par value available for issuance under the 2002 Employee Stock Purchase Plan	409,206	$11.75(2)	$4,806,942.88	(2)	$442.24

TOTAL	1,023,015		$13,289,783.26		$1,222.66

(1)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based upon the price per share of $13.82, which was the average of the high and low price per share of the Common Stock as reported on the Nasdaq National Market on January 15, 2003.

(2)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based upon 85% of the price per share of $13.82, which was the average of the high and low price per share of the Common Stock as reported on the Nasdaq National Market on January 15, 2003. Pursuant to the Employee Stock Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of Common Stock shall mean an amount equal to 85% of the lower of the fair market value of a share of Common Stock at the beginning of an offering period or after a purchase period ends.

EXPLANATORY NOTE

This Registration Statement is filed pursuant to Item E under the general instruction to Form S-8 under the Securities Act of 1933, as amended, with respect to 1,023,015 additional shares of the Registrant’s Common Stock that may be issued pursuant to the Registrant’s 2002 Stock Plan and 2002 Employee Stock Purchase Plan (collectively, the “Plans”). Accordingly, the contents of the Registrant’s Form S-8 Registration Statement No. 333-88868 filed by the Registrant with the Securities and Exchange Commission on May 23, 2002 is incorporated herein by reference.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

The Registrant incorporates by reference into this Registration Statement the following documents and information filed by Altiris, Inc. with the Securities and Exchange Commission:

1.	The Registrant’s Quarterly Report on Form 10-Q (File No. 000-49793) for the quarter ended September 30, 2002, filed on November 14, 2002.

2.	The Registrant’s Quarterly Report on Form 10-Q (File No. 000-49793) for the quarter ended June 30, 2002, filed on August 14, 2002.

3.	The Registrant’s Prospectus filed by the Registrant pursuant to Rule 424(b) on Form S-1, as amended (File No. 333-83352), under the Securities Act of 1933, as amended (the “Securities Act”).

4.
The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A/A File No. 000-49793, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

5.	The Registrant’s Registration Statement on Form S-8 (File No. 333-88868), filed on May 23, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article VIII of the Registrant’s Amended and Restated Certificate of Incorporation and Article VI of the Registrant’s Amended and Restated Bylaws provide for the indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.

Our policy is to enter into indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law, as well as certain additional procedural protections. These agreements, among other things, indemnify our directors and executive officers against any and all expenses (including attorneys’ fees), judgments, fines, and penalties for any action arising out of such person’s position as our director, officer, employee, agent or fiduciary, or any other corporation, partnership, joint venture or other enterprise if such person’s service was serving at our request. Pursuant to the indemnification agreements, we will not be obligated to indemnify the indemnified party for any expenses or to advance expenses with respect to proceedings or claims initiated by the indemnified party except with respect to proceedings (i) specifically authorized by our Board of Directors or (ii) brought to enforce a right to indemnification under the indemnification agreement.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.3A*	2002 Stock Plan.
10.3B*	Form of Option Agreement under the 2002 Stock Plan.
10.4A*	2002 Employee Stock Purchase Plan.
10.4B*	Form of Subscription Agreement under the 2002 Employee Stock Purchase Plan.
23.1	Consent of KPMG LLP, Independent Auditors.
23.2	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

* Incorporated by reference to the exhibit of the corresponding number filed with the Registrant’s Registration Statement on Form
S-1 (No. 333-83352) as declared effective by the Securities and Exchange Commission on May 22, 2002.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lindon, State of Utah, on the 17th day of January 2003.

Altiris, Inc.

By:	/s/ Gregory S. Butterfield
Gregory S. Butterfield President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory S. Butterfield, Stephen C. Erickson and Craig H. Christensen and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on January 17, 2003 in the capacities indicated:

Signature	Title

/s/ Gregory S. Butterfield GREGORY S. BUTTERFIELD	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Stephen C. Erickson STEPHEN C. ERICKSON	Vice President and Chief Financial Officer (Principal Financial And Accounting Officer)

/s/ Gary B. Filler GARY B. FILLER	Director

/s/ Jay C. Hoag JAY C. HOAG	Director

/s/ Michael J. Levinthal MICHAEL J. LEVINTHAL	Director

/s/ Darcy G. Mott DARCY G. MOTT	Director

/s/ V. Eric Roach V. ERIC ROACH	Director

/s/ Ralph J. Yarro RALPH J. YARRO, III	Chairman and Director

ALTIRIS, INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.3A*	2002 Stock Plan.
10.3B*	Form of Option Agreement under the 2002 Stock Plan.
10.4A*	2002 Employee Stock Purchase Plan.
10.4B*	Form of Subscription Agreement under the 2002 Employee Stock Purchase Plan.
23.1	Consent of KPMG LLP, Independent Auditors.
23.2	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

* Incorporated by reference to the exhibit of the corresponding number filed with the Registrant’s Registration Statement on Form
S-1 (No. 333-83352) as declared effective by the Securities and Exchange Commission on May 22, 2002.